                                                                 EXHIBIT (10)P


          CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR ALL BRACKETED
       PORTIONS OF THIS EXHIBIT AND SUCH PORTIONS HAVE BEEN OMITTED AND
                     FILED SEPARATELY WITH THE COMMISSION




November 4, 1993

Mr. Michael Caron
President, International Operations
Armor All Products Corporation
Six Liberty Street
Aliso Viejo, CA  92656

Dear Michael:

Chuck Allison asked me to send to you this confirmation of the verbal agreements between Armor All and Johnson, reached in person and by telephone in September, 1993. The delay in getting this confirmation to you resulted from my absence from the office during the greater part of the last three weeks and the earlier periodic absences of both Chuck Allison and myself. Again, this letter is to confirm that both Johnson and Armor All have agreed to the following modifications and amendments to the master distribution agreement between the parties effective from the first day of April, 1991 ("Agreement"). Unless otherwise stated below, all modifications are to be effective from July 1, 1993. Capitalized terms are as defined in the Agreement.

1.   Scope.

     1.1 All non-activated countries are removed from the Territory, with the exception of South Africa.

     1.2 Germany, Japan and Mexico will continue as part of the Territory.

     1.3 At Johnson's option, distributor or phase out status would apply to Venezuela, Taiwan and Thailand. It has now been decided that Venezuela and Thailand will definitely phase out of the Agreement while a decision on Taiwan is still pending.

     1.4 Hong Kong, Philippines, Singapore/Malaysia will have distributor status retroactive to July 1, 1993 (see point 2.2 below), pending completion of an agreeable distribution agreement.

2.   Functionals/Minimum Annual Statistical Cases.
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Mr. Michael Caron
November 4, 1993
Page 2


     2.1 The current Markup mechanism will remain in effect for Germany, Japan and Mexico. [-----], Johnson's deemed functional expenses in calculating the Markup will be [-----]. Effective [-----], the deemed functional expenses in making such calculation would be [-----], contingent on the minimum annual statistical cases for Mexico and Japan, in the aggregate, [----] per annum in Contract Years 4 and 5 versus the minimum annual statistical cases in those countries for Contract Year 3. Alternatively, the deemed functional expenses would remain at [-----] if Johnson elects [-----] per annum in the minimum annual statistical cases for Japan and Mexico, in the aggregate, for Contract Years 4 and 5, versus the [-----] referenced in the immediately preceding sentence. (See the following paragraph.)

         For Mexico and Japan, the minimum annual statistical cases for Contract Year 3 (July 1, 1993 - June 30, 1994) will be [-----] versus the Contract Year 2 (July 1, 1992 - June 30, 1993) actual statistical cases in each country. The minimum annual statistical cases for Japan and Mexico, in the aggregate, for Contract Years 4 and 5 would [-----] per annum from the prior Contract Year minimum annual statistical cases unless Johnson elects [-----] for those two Contract Years of [-----] per annum rather than [-----] per annum.

         The minimum annual statistical cases for Germany would [-----].

         Minimum annual statistical cases are based on all Products, including any private label or contract manufactured products (see Section 3 below).

     2.2 Retroactive to July 1, 1993, a distribution agreement replaces the Agreement for Hong Kong, Singapore/Malaysia and, perhaps, Taiwan, subject to completion of a mutually satisfactory agreement. The distributor agreement would cover the Products. You have provided to us a suggested draft of that agreement which we are reviewing internally, including with our General Managers in the relevant countries. We will sent you our comments during the week of November 15.

         Retroactive to July 1, 1993, the Philippines will be covered by a concentrate supply agreement and, to the extent necessary, a continuing license agreement. No further royalties would be payable to Armor All.

         The suggested markups set forth in your letter dated September 29, 1993 are acceptable. We would prefer that a markup of [-----] of your standard product cost, net of any rebates or

Mr. Michael Caron
November 4, 1993
Page 3


discounts from your suppliers, be applied to Hong Kong and Singapore/Malaysia rather than having different markups for the individual countries.

         Concerning the "phase out" countries of Venezuela, Thailand and, perhaps, Taiwan, the Markup mechanism under the Agreement terminated effective July 1, 1993. No further orders are being placed in the phase out countries and Johnson affiliates in those countries will sell out remaining inventories of Product. By mutual agreement, the phase out countries should be removed from the Agreement on December 31, 1993 and, at Armor All's option, Armor All should purchase or have purchased any remaining inventory of Products or authorize the local Johnson affiliate to sell off any remaining inventory. The parties will mutually assist in the orderly transition of the business to Armor All or its designee.

         According to our records, the status of the outstanding payments owed by Johnson affiliates to Armor All, as of July 1, 1993, are as follows :

Philippines     [-----]       Payment has been made and
                              apparently received by Armor All.

Hong Kong       [-----]       Paid to Armor All on October 28,
                              1993.

Taiwan          [-----]       Johnson has suggested that payment
                              be made upon depletion of the
                              existing inventory (in
                              approximately 3 months).  This
                              matter has been referred to Mark
                              Moore and we are awaiting a
                              response.

Singapore       [-----]       Payment was made on October 29,
                              1993.

Venezuela       [-----]       We are following up as we have not
                              received any information from
                              Venezuela.

Japan           [-----]       Johnson Japan has advised Mark
                              Moore that it intends to remit the
                              payment to Armor All.  We are
                              following up with Japan Johnson on
                              this point.

Mr. Michael Caron
November 4, 1993
Page 4


Mexico          [-----]       We understand that Armor All will
                              adjust the Markup to accommodate
                              the outstanding payment.

Thailand        [-----]       We believe that Armor All has made
                              payment to Johnson Thailand.


         Please note that I have no independent verification that these amounts are correct and they may be subject to change.

         Except for Japan and Mexico, the above-mentioned countries have been removed from the Markup mechanism set forth in the Agreement effective July 1, 1993. Any Products shipped to those countries after July 1, 1993 should be priced, retroactively and prospectively, on a cost plus basis.

     2.3 Germany, Japan and Mexico will be revisited in 12-18 months to determine whether the Markup mechanism provided for in the Agreement should be replaced by a cost plus mechanism.

3.   Multi-purposes Automotive Products.

     In Mexico, Johnson is permitted to distribute product or products positioned primarily as multi-purpose automotive products under a Johnson owned or controlled trademark provided that (i) a different price segmentation strategy is utilized and (ii) Armor All supplies or manufactures such product either directly or through a subcontractor. Johnson Mexico could act as a sub-contractor of Armor All, and, in that case, Armor All would render technical assistance and formulae to Johnson Mexico on a sub-contractor basis. Such products would be deemed to be Products for purposes of the Markup mechanism in the Agreement. This does not affect Johnson's continuing right to market, sell and distribute multi-purpose protectants in accordance with Section 29.01(a) of the Agreement.

     Principally, this agreement also applies to Germany and Japan, subject to your final confirmation.

4.   Interface.

     4.1 In Japan, Germany and Mexico, Johnson management will determine frequency of visits by Armor All management as circumstances require, but directionally target for quarterly meetings. At such meetings, Armor All management should help facilitate long term marketing plans and better transfer Armor All's experience and sales and marketing materials to Johnson.

Mr. Michael Caron
November 4, 1993
Page 5


5.   Miscellaneous.

     Johnson agreed to confirm, in writing, our understandings and both parties will proceed in accordance with these agreements.

Please acknowledge our agreement by signing where indicated below on behalf of Armor All Products Corporation and returning one signed copy to my attention. At a later date, it may be helpful to prepare a restated and amended master distribution agreement between S.C. Johnson and Armor All in lieu of the Agreement. However, until then, this letter agreement shall act as an amendment to the Agreement. Both Armor All and Johnson shall cause similar amendments to the local country Addendum and the amended Agreement shall control in the event of any conflict in terms in the Addendum.

Very truly yours,



/s/ Thomas S. Simpson

Thomas S. Simpson
Senior Counsel

Acknowledged and agreed
this 13th day of
December, 1993.

Armor All Products Corporation

by:  /s/ Michael Caron
     -------------------------
     Michael Caron

cc:  E.R. Rossini
     A.H. Adad
     C.F. Allison